Exhibit 10.22

AGREEMENT

AGREEMENT made and entered into in Billerica, Massachusetts, by and between American Science and Engineering, Inc. (the “Company”), a Massachusetts corporation with its principal place of business at Billerica, Massachusetts, and Anthony Fabiano (the “Executive”), effective as of the 1st day of June, 2011 (the “Effective Date”).

WHEREAS, the Executive has been employed by the Company since 2002, most recently as its Chief Executive Officer;

WHEREAS, the Company wishes to continue to retain the services of the Executive, and the Executive wishes to continue in the employ of the Company, from and after the Effective Date, under the terms and subject to the conditions set forth in this Agreement, in extension and modification of the terms in effect under the prior version of this Agreement dated February 7, 2008;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                  Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, continued employment.

2.                                  Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term commencing on the Effective Date hereof and continuing through April 28, 2014, and shall renew automatically thereafter for successive terms of one (1) year each, unless either party provides written notice to the other at least three (3) months prior to the expiration of the original or any extension of any such term that the Agreement is not to be extended. The term of the Executive’s employment under this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3.                                  Capacity and Performance.

(a)                             During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer. The Executive shall report directly and solely to the Board of Directors of the Company (the “Board”). The Company agrees to propose to the shareholders of the Company at each appropriate annual meeting during the term hereof the election of the Executive as a member of the Board, provided that the failure of the shareholders to so elect the Executive shall not constitute Good Reason for termination by the Executive hereunder, and provided further that the Executive shall resign from the Board effective immediately upon termination of his employment for any reason. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b)                            During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall, subject to the control of the Board, have general charge and supervision of the business of the Company and such other duties and responsibilities on behalf of the Company and its Affiliates as are consistent with the foregoing and as may be reasonably designated from time to time by the Board or by its Chair or other designee (which designee shall be a member of the Board). The principal place of performance of the Executive’s duties and responsibilities hereunder shall be Billerica,

Massachusetts, provided, however, that the Executive shall be required to engage in business travel to the extent reasonably required by the Company.

(c)                             During the term hereof, the Executive shall devote all of his business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not violative of the provisions of Section 7, 8 or 9 hereof, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates. The Executive shall devote all of his working time and attention to the performance of his duties and responsibilities hereunder; provided, the Executive may make passive personal investments and otherwise manage his personal affairs, serve as a member of the board of directors of one company that is not competitive with the business of the Company or any of its Affiliates, and serve on the board of directors for one civic, educational or charitable organization, provided that such activities do not violate the provisions of Sections 7, 8 or 9 hereof, or otherwise interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities.

4.                                  Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof:

(a)                             Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Six Hundred Three Thousand Five Hundred Twelve Dollars ($603,512) per annum, payable in accordance with the regular payroll practices of the Company for its executives and subject to increase (but not decrease) from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b)                            Incentive and Bonus Compensation. Each fiscal year during the term hereof, the Executive shall be considered by the Board (or the Compensation Committee thereof) for a cash bonus with a target of 100% of Base Salary (the “Target Bonus Amount”), and a maximum of 200% of the Base Salary (the “Bonus”). The Bonus shall be determined by performance criteria meeting the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), preestablished by the Board (or the Compensation Committee thereof), in writing, in consultation with the Executive, no later than ninety (90) days after the period of service to which the performance relates (or at such earlier time as is required to qualify the Bonus as performance-based under Section 162(m) of the Code). A performance criterion must be an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Except as otherwise expressly provided under the terms of this Agreement, the Executive shall not be entitled to earn any Bonus or other incentive compensation pro-rata for any period of service less than a full year. Any Bonus due to the Executive hereunder will be payable on or before the 75th calendar day following the close of the fiscal year for which the Bonus was earned (and in any event no later than March 15 of the calendar year following the calendar year in which the Bonus was earned).

(c)                             Long-Term Incentive Plans. Each fiscal year during the term hereof, the Executive will be eligible to participate in the Company’s long-term incentive programs (including but not limited to equity-based programs) (“LTIPs”). The Executive will be eligible to participate in such LTIPs in accordance with the terms thereof, as in effect from time to time, and on a basis at least as favorable as awards to other senior-level executives of the Company, provided, however, that nothing contained herein shall obligate the Company to adopt or continue any particular LTIP.

(d)                            Vacations. During the term hereof, the Executive shall be entitled to earn vacation at the rate of five (5) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e)                             Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, including but not limited to medical, dental, long-term disability and life insurance plans and a 401(k) plan, and on a basis at least as favorable as benefits to other senior- level executives of the Company, except to the extent any such Employee Benefit Plan is a type of benefit otherwise provided herein to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. In addition, during the term hereof, the Company (1) shall (i) pay for and maintain a $765,000 term life insurance policy on the Executive’s life (under which the Executive shall have the right to designate the beneficiary(s) thereunder) and (ii) promptly (and in any event within thirty (30) days of the submission by the Executive of documentation as may be reasonably specified by the Company from time to time which substantiates the Executive expenditures) reimburse the Executive for the premium cost of obtaining supplemental term life insurance coverage, which premium cost shall not exceed Five Thousand Dollars ($5,000) annually, and (2) shall (i) maintain the Executive’s current coverage under the Company’s long-term disability insurance plan or, in its discretion, reimburse the Executive for the premium cost of obtaining long-term disability coverage which provides at least $6,000 of monthly benefits, and (ii) shall promptly (and in any event within thirty (30) days of the submission by the Executive of documentation as may be reasonably specified by the Company from time to time which substantiates the Executive’s expenditures) reimburse the Executive for the premium cost of obtaining supplemental long-term disability insurance coverage, which premium cost shall not exceed Six Thousand Dollars ($6,000) annually. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(f)                               Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and communicated in writing to the Executive and to such reasonable substantiation and documentation as may be specified by the Company from time to time. All expenses eligible for reimbursement hereunder shall be paid to the Executive promptly in accordance with the Company’s customary business expense reimbursement practices but in no event later than sixty (60)

days following the close of the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement hereunder shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(g)                            Legal Fees.  Within thirty (30) days after the submission by the Executive of reasonable substantiation and documentation as may be specified by the Company, the Company shall cause to be paid the reasonable legal fees and expenses the Executive incurs with respect to the negotiation and preparation of this revised Agreement.

(h)                            Perquisites. During the term hereof, the Executive shall be provided perquisites on a basis no less favorable than provided to other similarly situated senior-level executives of the Company. In addition, the Executive shall be provided the following perquisites:

(i)                                The Executive shall promptly (and in any event within thirty (30) days of the submission of the documentation referred to in this Section 4(h) below) be reimbursed the cost to him of an annual physical examination, which currently costs approximately Three Thousand Dollars ($3,000), but which shall be subject to reasonable increase;

(ii)                             The Executive shall promptly (and in any event within thirty (30) days of the submission of the documentation referred to in this Section 4(h) below) be reimbursed the cost to him of annual financial planning and tax preparation services, in an amount not to exceed Seven Thousand Five Hundred Dollars ($7,500) per year; and

(iii)                               The Executive shall be promptly (and in any event within thirty (30) days of the submission of the documentation referred to in this Section 4(h) below) reimbursed the cost to him of the annual membership dues for the Young Presidents’ Organization and the CEO Network;

all subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(i)                                Timing of Reimbursements. Any reimbursements made pursuant to this Section 4 shall be paid no later than sixty (60) days following the close of the calendar year in which the expense was incurred.

5.                                  Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a)                             Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate.

(i)                                     In such event, the Company shall, as applicable, pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate (A) (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination in accordance with normal payroll procedures, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any bonus and other incentive compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination payable in accordance with the applicable bonus or other incentive compensation award, (iv) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days after termination and that such expenses are reimbursable under Company policy; and (v) other vested benefits, if any, that Executive has accrued under and in accordance with the terms and conditions of the Company’s Employee Benefit Plans as of the date of termination of his employment (all of the foregoing, “Final Compensation”) and (B) a lump sum amount, payable within thirty (30) days after death, equal to two (2) times the average of each of the last three (3) years of Base Salary.

(ii)                                  In addition, the Company shall provide the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, his estate, with a pro-rata Bonus award for the fiscal year in which termination occurs, calculated based on the Target Bonus Amount for the fiscal year in which termination occurs and the number of days in such year that the Executive was employed, to be paid in a single lump sum payment within ninety (90) days following the date of termination of employment but in no event later than March 15 of the calendar year following the year in which termination occurs (the “Pro Rata Bonus”).

(iii)                          Any outstanding option, stock appreciation right, restricted stock, restricted stock unit or other equity-based award granted by the Company to the Executive pursuant to the Company’s 2005 Equity and Incentive Plan, any successor plan or agreement or any other equity compensation plan or agreement previously adopted by the Board in which Executive participated (the “Stock-Based Awards”) and any cash-based awards granted under the Company’s 2005 Equity and Incentive Plan as such (“Cash-Based Awards” and, collectively with the Stock-Based Awards, “Plan Awards”) shall be governed by the terms of the applicable plans and agreements.

(iv)                         If the Executive is enrolled in the Company’s medical and dental plans on the date of termination of his employment, and if his estate elects to continue participation of his eligible dependents in those plans, then for eighteen (18) months following the date of termination of the Executive’s employment, the Company will contribute 100% of the premium cost of the Executive’s eligible dependents under those plans.

(v)                            The Company shall have no further obligation to Executive hereunder for (A) compensation or (B) benefits pursuant to Employee Benefit Plans or otherwise described in Section 4 hereof.

(b)                            Disability.

(i)                                The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes unable, during his employment hereunder through any medically determinable illness, injury, accident or condition of either a physical or psychological nature that constitutes a “disability” within the meaning of the long-term disability policy then in effect at the Company, to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for a period of 180 consecutive days (a “Disability”). In the event of such termination:

(A)                         the Company shall, as applicable, pay or provide the Executive with the Final Compensation and the Pro Rata Bonus;

(B)                           if the Executive is enrolled in the Company’s medical and dental plans on the date of termination of his employment, and if he elects to continue his participation and that of his eligible dependents in those plans under the federal law known as “COBRA,” then for eighteen (18) months following the date of termination of the Executive’s employment or, if earlier, until the Executive becomes eligible for substantially equivalent (as to the extent of coverage and the cost to the Executive) coverage through a new employer, the Company will contribute 100% of the premium cost of the Executive’s coverage and that of his eligible dependents under those plans, provided the Executive and his dependents remain eligible for such coverage under applicable law and plan terms;

(C)                           the Company will continue to maintain the life insurance coverage that was in effect for the Executive on the date of termination of his employment, and will continue to reimburse the Executive for the premium cost of obtaining supplemental term life insurance coverage, which premium cost shall not exceed Five Thousand Dollars ($5,000) annually in accordance with Section 4(e) hereof, for the period of eighteen (18) months following the termination of the Executive’s employment or, if earlier, until the Executive becomes eligible for substantially equivalent (as to the extent of coverage and the cost to the Executive) life insurance coverage through a new employer, provided such continued coverage is permitted by applicable law and plan terms. In the event such continued coverage is not permitted by applicable law or plan terms, the Company shall, on the first business day of each month, in addition to the premium cost for supplemental term life insurance provided for above, pay the Executive monthly payments in an amount equal to the premium payments that the Company would have made had the Executive remained eligible for such continued coverage, for the period of eighteen (18) months following the termination of the Executive’s employment or, if earlier, until the Executive becomes eligible for substantially equivalent (as to the extent of coverage and the cost to the Executive) life insurance coverage through a new employer;

(D)                          any outstanding Plan Awards shall be governed by the terms of the applicable plans and agreements, except that for purposes of Plan Awards, termination by reason of Disability pursuant to this Section 5(b) shall be treated in the same manner as termination by reason of the Executive’s death pursuant to Section 5(a) hereof; and

(E)                            The Company shall have no further obligation to Executive hereunder for (A) compensation or (B) benefits pursuant to Employee Benefit Plans or otherwise described in Section 4 hereof.

(F)                            Any obligation of the Company to provide the compensation and benefits described in this Section 5(b)(i) is conditioned on (y) the Executive’s signing and return of a timely and effective release of claims in the form attached to this Agreement as Exhibit A (the “Employee Release”) and delivering it to the Company and having it become irrevocable within sixty (60) calendar days of the date his employment terminates (or such shorter period as the Company specifies but not below thirty (30) days), and (z) the Executive refraining from making any oral or written statement to any person or entity which has the effect of damaging the reputation of, or otherwise working in any way to the detriment of the Company, any of its Affiliates, or any of their respective officers, directors, or management (the “Non-Disparagement Obligation”). Notwithstanding anything to the contrary contained herein, the Non-Disparagement Obligation shall not prevent the Executive from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over the Executive.

(ii)                             The Board may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii)                          While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company Employee Benefit Plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv)                         If any question shall arise as to whether during any period the Executive is unable, through any illness, injury, accident or condition of either a physical or psychological nature, to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled (within the meaning of subsection (b)(i)) and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)                                  By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)                                     The Executive’s breach of fiduciary duty;

(ii)                                  The Executive’s failure to perform (other than by reason of Disability), or gross neglect in the performance of, his duties and responsibilities to the Company or any of its Affiliates, which failure or neglect, if susceptible of cure, remains uncured or continues or recurs after fifteen (15) business days’ written notice from the Company specifying in reasonable detail the nature of such failure or neglect;

(iii)                               material breach by the Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates, which breach, if susceptible to cure, remains uncured or continues or recurs after fifteen (15) business days’ written notice from the Company specifying in reasonable detail the nature of the breach (for the avoidance of doubt, any breach of Section 7, 8 and 9 hereof is not susceptible to cure);

(iv)                              fraud or embezzlement or other dishonesty with respect to the Company or any of its Affiliates; or

(v)                                 conviction of a felony or any crime involving moral turpitude under any applicable law.

Upon the giving of written notice of termination of the Executive’s employment hereunder for Cause setting forth in reasonable detail the nature of such Cause and following any applicable cure period, the Company shall have no further obligation to the Executive for (A) compensation or (B) benefits pursuant to Employee Benefit Plans or otherwise described in Section 4 hereof, other than for Final Compensation. Any outstanding Plan Awards shall be governed by the terms of the applicable plans and agreements.

(d)                                 By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive. In the event of such termination, in addition to the Final Compensation, and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, the Company shall pay or provide, as applicable, the Executive with the following (together, the “Severance Payments and Benefits”):

(i)                                     the Pro Rata Bonus;

(ii)                                  an amount equal to two (2) times the sum of (A) Base Salary, at the rate in effect on the date of termination of the Executive’s employment (prior to any reduction constituting Good Reason), plus (B) the Target Bonus Amount for the year in which termination occurs (the “Lump Sum Payment”);

(iii)                               if the Executive is enrolled in the Company’s medical and dental plans on the date of termination of his employment, and if he elects to continue his participation and that of his eligible dependents in those plans under the federal law known as “COBRA,” then for eighteen (18) months following the date of termination of the Executive’s employment or, if earlier, until the Executive becomes eligible for substantially equivalent (as to the extent of coverage and the cost to the Executive) coverage through a new employer, the Company will contribute 100% of the premium cost of his coverage and that of his eligible dependents under those plans, provided the Executive and his dependents remain eligible for such coverage under applicable law and plan terms; and

(iv)                              the Company will continue to maintain the life insurance coverage that was in effect for the Executive on the date of termination of his employment, and will continue to reimburse the Executive for the premium cost of obtaining supplemental term life insurance coverage which premium cost shall not exceed Five Thousand Dollars ($5,000) annually, all in accordance with Section 4(e) hereof, for the period of eighteen (18) months following the termination of the Executive’s employment or, if earlier, until the Executive becomes eligible for substantially equivalent (as to the extent of coverage and the cost to the Executive) life insurance coverage through a new employer, provided such continued coverage is permitted by applicable law and plan terms. In the event any such continued coverage is not permitted by applicable law or plan terms, the Company shall, on or prior to the first business day of each month, pay the Executive monthly payments in an amount equal to the premium payments that the Company would have made in respect of the Executive’s current term life insurance coverage and the premium cost for supplemental term life insurance coverage, had the Executive remained eligible for such coverage, for the period of eighteen (18) months following the termination of the Executive’s employment or, if earlier, until the Executive becomes eligible for substantially equivalent life insurance coverage through a new employer.

Any outstanding Plan Awards shall be governed by the terms of the applicable plans and agreements. Any obligation of the Company to provide the Severance Payments and Benefits is conditioned on (y) the Executive’s signing and return of a timely and effective Employee Release and delivering it to the Company and having it become irrevocable within sixty (60) calendar days of the date his employment terminates (or such shorter period as the Company specifies but not below thirty (30) days), and (z) complying with the Non-Disparagement Obligation. The Pro Rata Bonus and the Lump Sum Payment to which the Executive is entitled hereunder shall be payable in a single lump sum within (60) days after the date the Executive’s employment terminates, except as required by Section 5(i) below. The Employee Release required for separation benefits in accordance with Sections 5(b), 5(d), 5(e) or 5(g) creates legally binding obligations on the part of the Executive and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it.

(e)                             By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, but must first provide written notice to the Company of the condition giving rise to the Good Reason no later than sixty (60) days following the date on which the Executive obtains knowledge of the occurrence of the condition and give the Company thirty (30) days to remedy the condition. The following conditions arising without the Executive’s prior written consent shall constitute Good Reason for termination by the Executive:

(i)                                any action by the Company (including, for this purpose, the Board or any committee thereof) which results in a diminution in Executive’s position, titles, reporting relationship, authority, duties or responsibilities (other than pursuant to Section 4(b)(ii) in connection with Disability); provided, however, that a sale or transfer of less than all or substantially all of the business of the Company or any of its subsidiaries or other reduction of less than all of its business or that of its subsidiaries, or the fact that the Company has become a subsidiary of another company or that the securities of the Company are no longer publicly traded, shall not be taken into account when determining whether a material diminution in Executive’s authority, duties or responsibilities has occurred;

(ii)                             a diminution in Executive’s rate of annual Base Salary or bonus opportunity pursuant to Section 4(b) hereof;

(iii)                          the Company’s requiring the Executive to be based at any office or location that is more than twenty-five (25) miles distant from Executive’s then-current base office or work location, unless the new location is closer to the Executive’s residence at the time the requirement is imposed; or

(iv)                         any other action or inaction that constitutes a material breach by the Company of this Agreement.

In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same payments and benefits, and at the same time(s), he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive signs and delivers to the Company a timely and effective Employee Release under the same rules as apply under Section 5(d) and complies with the Non-Disparagement Obligation.

(f)                               By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time for other than Good Reason upon sixty (60) days’ written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, without additional compensation to the Executive. In such circumstances, the Company shall have no further obligation to the Executive for (A) compensation or (B) benefits pursuant to Employee Benefit Plans or otherwise described in Section 4 hereof, other than for any Final Compensation due to him. Any outstanding Plan Awards shall be governed by the terms of the applicable plans and agreements.

(g)                            Upon a Change of Control.

(i)                                     If a Change of Control occurs and, within two years following such Change of Control, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, then, in lieu of any payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof, and provided that the Executive signs and delivers to the Company a timely and effective Employee Release under the same rules as apply under Section 5(d), and complies with the Non-Disparagement Obligation, then in addition to the Final Compensation, the Company shall provide the Executive with the following:

(A)                         the Pro Rata Bonus;

(B)                           an amount equal to 2.9 times the sum of (A) Base Salary at the rate in effect on the date of termination of the Executive’s employment (prior to any reduction constituting Good Reason), plus (B) the Target Bonus Amount for the year in which termination occurs (the “Change of Control Severance Payment”);

(C)                           if the Executive is enrolled in the Company’s medical and dental plans on the date of termination of his employment, and if he elects to continue his participation and that of his eligible dependents in those plans under the federal law known as “COBRA,” then for thirty six (36) months following the date of termination of the Executive’s employment or, if earlier, until the Executive becomes eligible for substantially equivalent (as to the extent of coverage and the cost to the Executive) coverage through a new employer (the “Continuation Period”), the Company will contribute 100% of the premium cost of his coverage and that of his eligible dependents under those plans, provided the Executive and his dependents remain eligible under applicable law and plan terms. In the event that such continued coverage is not permitted under applicable law or plan terms, the Company shall, on or prior to the first business day of each month, pay the Executive monthly payments in an amount equal to the premium payments that the Company would have made had the Executive remained eligible for such coverage, for the remainder of the Continuation Period;

(D)                          the Company will continue to maintain the life insurance coverage that was in effect for the Executive on the date of termination of his employment, and will continue to reimburse the Executive for the premium cost of obtaining supplemental term life insurance coverage which premium cost shall not exceed Five Thousand Dollars ($5,000) annually, all in accordance with Section 4(e) hereof, for the Continuation Period or, if earlier, until the Executive becomes eligible for substantially equivalent (as to the extent of coverage and the cost to the Executive) life insurance coverage through a new employer, provided such continued coverage is permitted by applicable law and plan terms. In the event any such continued coverage is not permitted by applicable law or plan terms, the Company shall, on or prior to the first business day of each month, pay the Executive monthly payments in an amount equal to the premium payments that the Company would have made in respect of the Executive’s current term life insurance coverage, the premium cost for supplemental term life insurance coverage, had the Executive remained eligible for such coverage, for the remainder of the Continuation Period;

(E)                            notwithstanding anything to the contrary in the applicable plans and agreements, any and all outstanding and unvested Stock-Based Awards shall immediately become vested and fully exercisable on the date of termination of the Executive’s employment hereunder, and any Cash-Based Awards that are not being used to provide the Bonus under Section 4(b) shall immediately become vested and payable, subject to any requirements under Section 409A. Except as otherwise expressly provided herein, all Plan Awards shall be governed by the terms of the applicable plans and agreements.

The Pro Rata Bonus and the Change of Control Severance Payment shall be payable in one lump sum on the date which is sixty (60) calendar days from the date the Executive’s employment terminates.

(ii)                             Notwithstanding anything to the contrary contained herein or in any plan or agreement, if a Stock-Based Award held by Executive is not assumed or replaced, or to be assumed or replaced, upon a Change of Control, each unvested Stock-Based Award held by the Executive, whether or not his employment has been terminated hereunder, shall become fully vested and exercisable effective immediately prior to the Change of Control, and in the event the Executive holds a Stock-Based Award requiring exercise, the Company shall give the Executive adequate notice and opportunity to exercise the Stock-Based Award.

(iii)                          “Change of Control” or “Change in Control of the Company” shall mean the occurrence hereafter of any of the following:

(A)                         any Person, other than the Company or an Affiliate, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(B)                           the consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(C)                           the closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company;

(D)                          individuals who constitute the Board of Directors on the date hereof (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(E)                            a complete liquidation or dissolution of the Company;

provided, in each case, that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(iv)                              Potential Change of Control.  If the Company’s stockholders approve a transaction described in Section 5(g)(iii)(B) and thereafter the Company terminates Executive’s employment without Cause before the consummation of the transaction described in such section, Executive shall receive the severance and benefits specified in Section 5(d) (applicable without a Change of Control), subject to the terms and conditions of that subsection.  If the approved transaction or another acquisition by the same entity closes by the first anniversary of the stockholder approval, any incremental benefits under Section 5(g)(i) with respect to a termination after a Change of Control will be provided as though the date of termination had corresponded with the date of closing and will be subject to an additional release of claims.  To effectuate this treatment for equity compensation, the Company will, with respect to the incremental equity treatment in Section 5(g)(ii), vest but freeze the incremental options and restricted stock units such that Executive cannot exercise or dispose of the equity unless and until the transaction is consummated by the first anniversary following approval and providing further that any such incremental equity compensation will, if no closing occurs by the first anniversary, expire and be forfeited on the earliest of that first anniversary, its original term (for options and stock appreciation rights), or 90 days following the closing of the change of control.

(h)                                 Limitation on Payments. If any payments pursuant to the Agreement would be subject to tax under Section 4999 of the Internal Revenue Code (the “Payments”), then Executive shall receive either (i) the full Payments or (ii) such lesser amount of the Payments as would yield the greatest net amount to Executive on an after-tax basis (applying the then highest aggregate marginal tax rates and Section 4999).  If a reduction of the Payments is required pursuant to subpart (ii), then the Payments will be reduced in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the reduced Payment.  The Company may elect to contest at its expense any initial IRS determination with respect to the Executive.  The Executive shall cooperate reasonably with the Company in any effort by the Company to contest an IRS determination under this paragraph, including by the making of such filings and appeals as the Company may reasonably require, but nothing herein shall be construed as requiring the Executive to bear any cost or expense of such a contest or in connection therewith to compromise any tax item (including without limitation any deduction or credit) other than the Section 4999 tax and related interest and penalties, if any, that are the subject of the contested IRS determination.  In the event of any underpayment or overpayment under this Agreement, as determined by the nationally recognized accounting firm, the amount of such underpayment or overpayment shall be promptly paid to the Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.  All tax determinations under this Section 5(h) shall be made at the Company’s expense by a nationally recognized accounting firm selected by the Company in its reasonable discretion.  Any good faith determinations of this accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

(i)                                     Timing of Payments and other 409A Issues. All payments by the Company to the Executive under this Section 5 shall, except as otherwise expressly provided in this Section 5, be made on or before the sixtieth (60th) day after the date on which the Executive’s employment terminates hereunder. Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if the Executive is a “specified employee” within the meaning of the Section 409A Rules (as defined below) at the time of the Executive’s “separation from service” within the meaning of the Section 409A Rules, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Executive’s separation from service or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. For purposes of the foregoing, the “Section 409A Rules” shall mean Section 409A of the Code, the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same. For the avoidance of doubt, the compensation, benefits and other payments described in this Agreement (collectively, the “Payments”) are intended either to comply with the Section 409A Rules (to the extent they are subject to such Section) or to be exempt from the requirements of the Section 409A Rules (where an exemption is available), and shall be construed accordingly. The Executive acknowledges, however, that any payment pursuant to this

Agreement could be treated as deferred compensation under the Section 409A Rules, and accordingly could be subject to excise tax, interest and other payments pursuant to the Section 409A Rules (the “409A Tax Payments”). The Executive acknowledges and agrees that the Executive shall be solely responsible for all 409A Tax Payments. The Company shall have no obligation to indemnify or reimburse the Executive for any 409A Tax Payments or otherwise be liable for any 409A Tax Payments that may be due.

(j)                                Mitigation, Etc. The Executive shall not be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided herein, in no event shall the amount of any payment hereunder be reduced by any compensation earned by, or any benefit provided to, the Executive as a result of employment by another employer.

(k)                             Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of the term of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6.                                  Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a)                             Payment by the Company of any severance pay and benefits that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive for (A) compensation or (B) benefits pursuant to Employee Benefit Plans or otherwise described in Section 4 hereof. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(b), 5(d), 5(e) or 5(g) hereof.

(b)                            Except for any right of the Executive to continue medical and dental plan participation and life insurance participation in accordance with the applicable termination provision of Section 5 and applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)                                  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation Sections 5(h), 5(i), 5(j) and 5(k), the obligations of the Executive under Sections 7, 8 and 9 hereof and the obligations of both parties under Sections 13 and 14. The obligation of the Company to make payments to or on behalf of the Executive under Section 5 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(a), 5(b), 5(d) or 5(e) or 5(g), no compensation is earned after termination of employment.

7.                                       Confidential Information.

(a)                                  The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its

Affiliates disclosed to him for protecting Confidential Information and shall not disclose to any Person or use, other than for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information (i) which is generally known or readily available to the public or in the relevant trade or industry at the time of disclosure or becomes so generally known through no wrongful act on the part of the Executive, (ii) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order the Executive to disclose or make accessible any information, or (iii) with respect to any litigation, arbitration or mediation involving enforcement of this Agreement.

(b)                                 All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents in his possession or control and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs and personal correspondence, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company; provided, however, that the Executive may not retain any of the items specified in (i) through (iv) hereof if the item contains Confidential Information.

8.                                  Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) reasonably requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time reasonably requested to be spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. The Company will promptly reimburse the Executive’s out-of-pocket expenses incurred in complying with Company requests hereunder. Prior to commencing any project on behalf of the Company, the Executive shall disclose any information or Intellectual Property that may be relevant to such project to which he may claim a right or interest by reason of having invented, discovered, or originated the same prior to the commencement of employment for the Company; the burden of proving such prior right or interest shall be on the Executive, and the Executive’s failure to notify the Company of such rights or interests will be deemed a waiver of such rights and interests.

9.                                  Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)                                  While the Executive is employed by the Company and for a period of one (1) year after his employment terminates (unless the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within two (2) years following a Change of Control pursuant to Section 5(g) hereof) (together, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or in any other geographic area in which the Company or any of its Affiliates is then doing business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under active consideration by the Company at the time the Executive’s employment is terminated hereunder or at any time during the two year period prior to the termination of the Executive’s employment, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business as conducted or under active consideration by the Company or any of its Affiliates for which the Executive has provided services at the time of termination of the Executive’s employment hereunder or at any time during the two year period prior to the termination of the Executive’s employment. For the purposes of this Section 9, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity or other securities of any publicly traded company.

(b)                                 The Executive agrees that, during the Non-Competition Period, the Executive will not directly or indirectly (a) solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, vendor or prospective customer or vendor of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor or prospective customer or vendor conducts or could reasonably conduct with the Company or any of its Affiliates.

(c)                                  The Executive agrees that during the Non-Competition Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years.

10.                            Reserved.

11.                            Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Non-Competition Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms of Sections 7, 8 or 9 hereof, in order that the Company shall have the agreed upon temporal protection set forth in this Agreement. No breach of any provision of this Agreement or any other purported violation of law by the Company shall operate to excuse the Executive’s obligation to fulfill the requirements of Sections 7, 8 and 9 hereof.

12.                            Reserved.

13.                            Insurance and Indemnification. During the term hereof, the Company will maintain directors’ and officers’ (D&O) liability insurance coverage and will provide such coverage to the Executive on the same basis as other senior executives of the Company, in accordance with the terms of the applicable insurance policy. The Company shall indemnify the Executive to the extent provided in its then-current Articles and By-Laws (provided, however, that if the Company amends the indemnification provisions in its Articles or By-Laws following the Effective Date, any such amendment shall be applicable to directors and officers of the Company generally and shall not apply exclusively to the Executive). The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

14.                            Dispute Resolution. Except for disputes arising under Sections 7, 8 or 9 of this Agreement, if any dispute arises between the parties with respect to this Agreement, such dispute shall be submitted to binding arbitration for resolution in Boston, Massachusetts in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the appointed arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. In the event that an action is brought to enforce a provision of this Agreement (pursuant to this Section 14 or otherwise), the Company shall reimburse the Executive for the legal fees he incurs in connection with such action to the extent that the Executive prevails on any material issue raised in such action, otherwise, each party shall bear its own costs and expenses, including legal fees, in connection with any such action.

15.                            Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)                                  “Affiliates” means any business entity in which the Company holds, directly or indirectly, an equity, profits or voting interest of 30% or more, and includes any subsidiary.

(b)                                 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates actively plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Executive knows or should know that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with respect to which there is any understanding, express or implied, that the information would not be disclosed.

(c)                                  “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(d)                                 Reserved.

(e)                                  “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) in the course of the Executive’s employment and during the period of twelve (12) months immediately following termination of his employment that, in any case, relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e)                                  “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization (including a group within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any of its Affiliates.

(f)                                    “Products” mean all products actively planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or actively planned by the Company or any of its Affiliates, during the Executive’s employment.

16.                       Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

17.                      Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

18.                            Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.                            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20.                            Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, two (2) business days after being consigned to a reputable national courier service or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

21.                            Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof, including without limitation the Severance Benefit and Change of Control Agreement dated November 3, 2005 and the AS&E Employee Representation, Rights in Data, and Non-Compete Agreement dated September 12, 2003, but excluding the Executive’s obligations with respect to the securities of the Company and any outstanding loans to the Executive from, or any other outstanding obligations of the Executive to, the Company or any of its Affiliates or any of their Employee Benefit Plans, all of which shall remain in full force and effect in accordance with their terms; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company or any of its Affiliates in effect on the Effective Date and shall not constitute a waiver by the Company or any of its Affiliates of any existing right any of them now has or might now have, directly, by assignment or otherwise, under any agreement imposing obligations on the Executive with respect to confidentiality, non- competition, non-solicitation of employees, customers or suppliers or like obligations.

22.                            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.  Absent the Executive’s written consent to the contrary, the provisions of Section 5(d), (e), and (g) will survive any termination or nonextension of this Agreement, and the Company may not terminate this Agreement within two years following a Change in Control or provide a notice of nonrenewal effective within such two years, other than a termination or notice of nonrenewal following a cessation of employment that does not qualify under the terms of Section 5(g) for the compensation that subsection specifies (i.e., after a termination for Cause or a resignation without Good Reason).

23.                            Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

24.                            Counterparts. This Agreement may be executed in two or more counterparts, including by fax or pdf, each of which shall be an original and all of which together shall constitute one and the same instrument.

25.                            Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

26.                            Company’s Successors. The Company will require any successor to the business of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	AMERICAN SCIENCE AND ENGINEERING, INC.

By:

Anthony R. Fabiano		Kenneth J. Galaznik

	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A
RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and American Science and Engineering, Inc. (the “Company”) dated as of June 1, 2011 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, Anthony Fabiano, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation, pursuant to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising after the effective date of this Release of Claims, including without limitation under the terms of the Agreement, and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates, or under applicable law, and any right under an applicable Directors’ and Officers’ Insurance policy.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Vice President of Human Resources of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the Date written below.

Signature:

Name (please print):

Date Signed: